Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES ELECTION OF

RAYMOND I. WILCOX AS A DIRECTOR

DENVER, COLORADO — August 20, 2009 - Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced the election of Raymond I. Wilcox to its Board of Directors.

Mr. Wilcox retired in March of 2008 as President and Chief Executive Officer of Chevron Phillips Chemical Company LLC.  From 2002 until 2006, Mr. Wilcox served as Vice President of Chevron Corporation and President of Chevron North America Exploration and Production Company where he managed Chevron’s exploration and production activities throughout North America.  Prior to 2002, Mr. Wilcox worked in various domestic and foreign assignments with Chevron responsible for onshore and offshore exploration, production and development projects as well as Chevron’s interests in the Northwest Shelf Liquefied Natural Gas Project.

Mr. Wilcox is a graduate from the University of Michigan and currently serves on the National Advisory Board for the University’s College of Engineering.  He has served on the Board and Executive Committees of the American Chemistry Council and the National Petrochemical & Refiners Association and also served on the Upstream Committee of the American Petroleum Institute.

James D. Lightner, Forest’s Chairman, stated, “Ray Wilcox brings a long history of upstream expertise and proven strategic leadership to our Board.  We are excited that he will be a part of helping us shape the future of Forest Oil.”

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

August 20, 2009